                                                                    EXHIBIT 99.1
                                                                    ------------

NEWS RELEASE                  Contact:  Nancy J. Sterling, APR
                                        ML Strategies, LLC
                                        617-348-1811


                            ACT MANUFACTURING, INC.
                          FILES VOLUNTARY PETITION FOR
                           CHAPTER 11 REORGANIZATION


HUDSON, MASSACHUSETTS, DECEMBER 21, 2001 - ACT Manufacturing, Inc. (Nasdaq:
ACTM) today filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in Bankruptcy Court in Worcester, Massachusetts. The Company's overseas operations are unaffected by the filing. A hearing is scheduled for Wednesday, December 26 to authorize up to $9.5 million of temporary Debtor-in-Possession (DIP) financing for the Company. The Company has received a commitment from lenders to provide such DIP financing if approved by the court. Today the court authorized the company to use cash collateral until that time.

The DIP financing involved would satisfy the Company's need for an immediate infusion of cash during the holidays. The Company is presently involved in ongoing discussions with its existing bankers regarding long-term funding. The Company intends to keep its management team in place, including its recently appointed Chief Financial Officer, Joseph Driscoll.

After the Company conferred with bankers and financial and legal experts, it was determined that a reorganization under Chapter 11 is the best way to try to ensure the future of the Company. This step allows the Company to continue manufacturing operations, maintain a strong work force, and continue to serve its customers effectively.

The Company has been adversely impacted by the extremely negative conditions in the telecommunications and high-end computing sectors. Numerous steps have been taken in attempts to restore the Company to profitability, including work force reductions. The filing of the petition was necessary because the Company's banks would only continue to fund operations under the provisions of Chapter 11. The actions which are the subject of Wednesday's hearing are expected to allow the Company to continue operations through the current holiday season while continuing discussions with its bankers to secure permanent financing. The Company explored other options, but determined that filing under Chapter 11 was the best course of action for it's long-term future.

ACT Manufacturing, Inc., headquartered in Hudson, Massachusetts, provides value-added electronics manufacturing services to original equipment manufacturers in the networking and telecommunications, computer and industrial and medical equipment markets. The Company provides OEMs with complex printed circuit board assembly primarily utilizing advanced surface mount technology, electro-mechanical subassembly, total system assembly and integration, mechanical and molded cable and harness assembly and other value-added services. The Company has operations in California, Georgia, Massachusetts, Mississippi, France, England, Ireland, Mexico, Singapore, Taiwan and Thailand.

ACT was represented by Richard Mikels and the commercial law group from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and a team from Zolofo Cooper.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are neither guarantees nor promises, but which are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. We caution you not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Forward-looking statements relate, among other things, to ACT's role in the electronics manufacturing services market, the results of actions taken by management, the strength of our customers' markets and the outsourcing model in the electronics industry, expected operating and financial results, sources of liquidity and capital resources, effects of our cash management plan, negotiations with lenders and other parties, anticipated results of restructuring efforts, developments within the customer base and market opportunities, future customer shipments, and the plans and objectives of management. Those risks and uncertainties include, among others: changes or anticipated changes in economic conditions; trends in the electronics industry; the strength of our customers' markets and future customer demands; the financial condition of our customers; the inability to achieve satisfactory financial arrangements with bank lenders and other financial sources; the inability to successfully integrate acquired businesses, the inability to achieve expected synergies and cost associated with acquisitions; the effectiveness of managing manufacturing processes; increased competition and its effects on pricing, revenues and gross margins, and our customer base; our ability to timely complete, configure and ship products; and changes, reductions, delays or cancellations of customer orders. In addition, our business and results of operations are subject to numerous additional risks and uncertainties, including the short-term nature of customer orders, customers' announcements and introductions of new products or new generations of products, evolutions in the life cycles of customers' products, inventory obsolescence and currency exchange rate movements. For a more detailed discussion of the risks and uncertainties of our business, please refer to our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001.

                                       2